                                 CODE OF ETHICS

                      LINCOLN FINANCIAL DISTRIBUTORS, INC.


CREDO

IT IS THE DUTY OF ALL LINCOLN FINANCIAL DISTRIBUTORS, INC., EMPLOYEES, OFFICERS, AND DIRECTORS TO CONDUCT THEMSELVES WITH INTEGRITY AND AT ALL TIMES TO PLACE THE INTERESTS OF SHAREHOLDERS AND CLIENTS FIRST. IN THE INTEREST OF THIS CREDO, ALL PERSONAL SECURITIES TRANSACTIONS WILL BE CONDUCTED CONSISTENT WITH THE CODE OF ETHICS AND IN SUCH A MANNER AS TO AVOID ANY ACTUAL OR POTENTIAL CONFLICT OF INTEREST OR ANY ABUSE OF AN INDIVIDUAL'S POSITION OF TRUST AND RESPONSIBILITY. THE FUNDAMENTAL STANDARD OF THIS CODE IS THAT PERSONNEL SHOULD NOT TAKE ANY INAPPROPRIATE ADVANTAGE OF THEIR POSITION.

                  STANDARDS OF CONDUCT AND COMPLIANCE WITH LAWS

Rule 17j-1 under the Investment Company Act of 1940 (the "Rule") makes it unlawful for certain persons, including any employee, officer or director, any investment adviser and any principal underwriter, in connection with the purchase or sale by such person of a security held or to be acquired by a Fund or account:

   1. To employ any device, scheme or artifice to defraud;
   2. To make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they are made, not misleading;
   3. To engage in any act, practice or course of business that operates or would operate as a fraud or deceit; or
   4. To engage in any manipulative practice.

                              PROHIBITED ACTIVITIES

The following restrictions apply to Lincoln Financial Distributors, Inc. ("LFD") employees, officers and directors:

o NO INDIVIDUAL SHALL ENGAGE IN ANY ACT, PRACTICE OR COURSE OF CONDUCT, WHICH WOULD VIOLATE THE PROVISIONS OF RULE 17J-1.

         o Insider Trading

         Insider trading is a prohibited practice of trading in securities based on material nonpublic information. Officers, directors, registered principals and registered representatives of LFD and any associated persons are prohibited from trading, either personally or on behalf of others (including family) on material nonpublic information or from communicating material nonpublic information to others. These individuals are also prohibited from giving advice based on inside information.

         o Use of Unapproved Advertisements and Sales Materials

         All advertisements and all sales materials which will be used with more than one prospect or client must be approved by Compliance prior to use. Failure to submit an advertisement or sale material may subject an individual to sanctions including a fine, suspension or termination.

         o Mutual Fund Late Trading and Market Timing Abuses

           o Late trading is illegal under SEC Rules because late trading would permit a purchase or redemption order received after 4:00 p.m. to receive the share price calculated as of 4:00 p.m. that same day.

           o Market timing trades, while not illegal, harm fund investors; therefore, market timing is strongly discouraged. If a fund has rules restricting market timing, those rules must be followed and will be strictly enforced by LFD.

           o LFD employees, officers and directors are prohibited from engaging in selective sharing or disclosure of portfolio holdings information.

           o LFD employees, officers and directors are prohibited from using fund information for their own personal gain or for any clients of the firm.

           o LFD employees and officers are required to notify LFD Compliance Department of any mutual fund accounts in which they have a financial interest or exercise discretionary authority that include any of the Delaware Funds or the Optimum Funds.

           o LFD employees and officers are required to have mutual fund accounts that include any of the Delaware Funds or the Optimum Funds held in-house with Delaware Investments, Inc.

           o All mutual funds with Delaware Investments, Inc. that are now subject to the Code of Ethics will be required to be held for a minimum of sixty (60) days before selling the fund at a profit. Closing positions at a loss is not prohibited.

o NO REGISTERED REPRESENTATIVE CAN PARTICIPATE IN, OR CONDUCT BUSINESS IN, A NUMBER OF ACTIVITIES THAT ARE IDENTIFIED BELOW. THE PROHIBITIONS ARE NECESSARY IN ORDER TO PROTECT THE INVESTING PUBLIC.

           o  Selling Away

              A registered representative must obtain written approval from LFD Compliance prior to participating in any private securities transaction. A private securities transaction is any securities transaction that is executed outside, or away from LFD. The definition includes money-raising activities, offerings involving a limited number of purchases or sales, issuing promissory notes, and some multi-level marketing programs.

          o  Purchase of Initial Public Offerings or Hot Issues

              An initial public offering (IPO) is a new securities issue that is publicly traded at a premium above the initial offering price. When a new issue sells at an increase in the secondary market, then that issue would be considered a "hot issue". This rule applies to all associated persons and their immediate family members with limited exceptions.

           o  Purchase of Private Placement

              A registered representative must obtain written approval from LFD Compliance prior to purchasing private placements. A private placement is a sale of bond or other security directly to a limited number of investors.

           o  Engage In Prohibited Sales and Marketing Practices

              Certain sales practices are specifically prohibited by various Federal and State laws, including the NAIC Model Unfair Trade Practices Act, which has been adopted by many states. Among the sale practices that registered representatives and employees should not engage in include:

                  o   Arranging For credit
                  o   Bashing
                  o   Business Valuation
                  o   Churning
                  o|  Deceptive Practices
                  o   Fraud
                  o   High Pressure Tactics
                  o   Rebating
                  o   Unfair Trade Practices
                  o   Twisting

              A comprehensive list of policies and procedures are included in the LFD Compliance Manual.

                   PROTECTION OF CLIENT NONPUBLIC INFORMATION

LFD only allows access to client nonpublic information to those individuals who need to know it in order to provide products or services, or perform services on LFD's behalf. Individuals who have access to client nonpublic information must keep such information strictly confidential. Officers, directors, registered principals and registered representatives of LFD and any associated persons must prevent disclosure of client nonpublic information to individuals who do not need the information to perform their duties.

                                REQUIRED REPORTS

The following reports are required to be MADE BY ALL LFD'S ASSOCIATED PERSONS. Associated persons include any officers, directors, partners, or non-clerical employees of LFD.

o Disclose brokerage relationship at employment and at the time of opening any new accounts
o Direct their brokers to supply to LFD Compliance, on a timely basis, duplicate copies of all confirmations and statements for all securities accounts
o Annually certify via the LFD Code of Ethics Acknowledgement Form that they have read the Code of Ethics and any amendments, and fully complied with this Code of Ethics

                              REPORTING VIOLATIONS

The supervisory principals and managers shall report to the LFD Chief Compliance Officer (the "CCO") any apparent violations of the prohibitions or reporting requirements contained in this Code of Ethics. The CCO will review the reports made and determine whether or not the Code of Ethics has been violated and shall determine what sanctions, if any, should be imposed in addition to any that may already have been imposed.

The CCO will advise the Board of Directors/Trustees of the Delaware Investments Family of Funds and to the Delaware Distributors, L.P Board of Directors periodically of any issues arising under the Code of Ethics, including, but not limited to, information about material violations of the Code of Ethics and sanctions imposed in response to the material violations.

                                  RECORDKEEPING

LFD must keep copies of:
o  LFD's Code of Ethics
o Records of violations of the Code and actions taken as a result of the violations
o Written records acknowledging all supervised persons' written acknowledgment of LFD's Code of Ethics

All records must be kept in an appropriate office for two years and in an easily accessible place after that for a total of 5 years.